Exhibit (b)(1)

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, NY 10036 BANK OF AMERICA, N.A. One Bryant Park New York, NY 10036	ROYAL BANK OF CANADA Three World Financial Center 200 Vesey Street New York, NY 10281

Highly Confidential

July 2, 2012

Legend Parent, Inc.

320 Park Avenue

New York, NY 10022

Attention: Gregory Belinfanti

Project Legend

Commitment Letter

Ladies and Gentlemen:

You have advised each of Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Royal Bank of Canada (“Royal Bank”) and , RBC Capital Markets1 (“RBCCM” and, together with Bank of America, Merrill Lynch and Royal Bank, the “Commitment Parties”, “we” or “us”) that One Equity Partners V, L.P. (the “Sponsor”) and certain other investors (including management) reasonably acceptable to us (collectively the “Investors”) have formed or will form a corporation or limited liability company (“you” or “Holdings”) that (together with one or more wholly-owned subsidiaries of Holdings) intends to acquire a company identified to us as “Legend” (the “Company”) pursuant to the terms of that certain Agreement and Plan of Merger, dated as of July 2, 2012, by and among Holdings, Acquisition Corp. (as defined below), and the Company (together with all exhibits, schedules and disclosure letters thereto, collectively, the “Acquisition Agreement”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Exhibits hereto.

1. Commitment. Based upon the foregoing and subject to the satisfaction or waiver of the conditions set forth or referred to in Section 5 of this letter, (a) Bank of America and Royal Bank (collectively, in such capacities, the “Initial Senior Lenders”) each hereby commits to provide to the Borrower (i) 50% of the Revolving Facility upon the principal terms set forth or referred to herein, in the

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

Fee Letter among us and you dated the date hereof (the “Fee Letter”), and in the Senior Secured Bank Facilities Summary of Terms and Conditions attached hereto as Exhibit B (and incorporated by reference herein) (the “Senior Secured Bank Facilities Term Sheet”) and (ii) 50% of the Term Facility upon the principal terms set forth or referred to herein, in the Fee Letter and in the Senior Secured Bank Facilities Term Sheet and (b) Bank of America and Royal Bank (collectively, in such capacities, the “Initial Bridge Lenders” and, together with the Initial Senior Lenders, the “Initial Lenders”) each hereby commits to provide to the Borrower 50% of the Bridge Facility upon the principal terms set forth or referred to herein, in the Fee Letter and in the Senior Unsecured Bridge Facility Summary of Terms and Conditions attached hereto as Exhibit C (and incorporated by reference herein) (the “Bridge Facility Term Sheet” and, together with the Senior Secured Bank Facilities Term Sheet, the “Term Sheets”).

2. Appointment of Roles. You hereby appoint (a) (i) Merrill Lynch and RBCCM (or any of their respective designated affiliates) to act as joint lead arrangers and joint lead bookrunners (in such capacity, the “Bank Facilities Lead Arrangers”) (ii) RBCCM (acting alone or through or with any affiliates selected by it) to act as sole administrative agent (in such capacity, the “Bank Facility Administrative Agent”), and (iii) Merrill Lynch (or any of its designated affiliates) to act as syndication agent (in such capacity, the “Bank Facilities Syndication Agent”), in each case for the Bank Facilities and (b) (i) Merrill Lynch and RBCCM (or any of their designated affiliates) to act as joint lead arrangers and joint lead bookrunners (in such capacity, the “Bridge Facility Lead Arrangers” and, together with the Bank Facilities Lead Arrangers, the “Lead Arrangers”) and (ii) Bank of America (acting alone or through or with any affiliates selected by it) to act as sole administrative agent (in such capacity, the “Bridge Facility Administrative Agent” and, together with the Bank Facility Administrative Agent, the “Administrative Agents”), in each case for the Bridge Facility.

It is understood and agreed that Merrill Lynch and Bank of America will appear on the top left of the cover page of any marketing materials for each of the Bank Facilities, and will hold the roles and responsibilities conventionally understood to be associated with such name placement, and Royal Bank and RBCCM will have second placement and will appear immediately to the right of Merrill Lynch and Bank of America. It is understood and agreed that Merrill Lynch and Bank of America will appear on the top left of the cover page of any marketing materials for each of the Bridge Facilities, and will hold the roles and responsibilities conventionally understood to be associated with such name placement, and Royal Bank and RBCCM will have second placement and will appear immediately to the right of Merrill Lynch and Bank of America. It is further understood and agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter, the Term Sheets or the Fee Letter) will be paid in connection with the Credit Facilities unless you and we shall so agree.

3. Syndication. The Lead Arrangers reserve the right, prior to or after the execution of the definitive documentation for each of the Credit Facilities (as further defined in the Term Sheets, the “Loan Documents”), to syndicate all or a portion of the Commitment Parties’ commitments hereunder to one or more financial institutions or other lenders in consultation with you (together with the Initial Lenders, the “Lenders”). The Lead Arrangers agree not to syndicate the Credit Facilities to certain banks, financial institutions and other institutional lenders and your competitors that have been specified to the Lead Arrangers by you in writing at any time prior to the date hereof (or as are otherwise mutually agreed between you and the Lead Arrangers thereafter and added to such list, each party acting reasonably) (the “Disqualified Lenders”). Notwithstanding our right to syndicate the Credit Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of an Initial Lender’s commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities and this Commitment Letter, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

You understand that each of the Credit Facilities will be separately syndicated, and until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date (such period, the “Syndication Period”) you agree to use commercially reasonable efforts to assist us in completing syndications. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships and to the extent practical and appropriate, the existing banking relationships of the Sponsor and the Company and your and the Company’s subsidiaries, (b) direct contact between your senior management, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to ensure such contact between the senior management of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and location mutually agreed upon, (c) your assistance (and your using commercially reasonable efforts to cause the Company and your and its subsidiaries to assist) in the prompt preparation of customary confidential information memoranda and other customary marketing materials to be used in connection with the syndications (such marketing materials and the confidential information memoranda, collectively, with the Term Sheets and the information and projections referred to in the next succeeding paragraph, the “Information Materials”) and your use of commercially reasonable efforts to provide the Confidential Information Memorandum relating to the Bridge Facility within 15 business days of the date hereof, (d) the hosting, with the Lead Arrangers, of a reasonable number of meetings of and conference calls with prospective Lenders at times and locations mutually agreed upon, (e) your using commercially reasonable efforts to ensure that there are not any competing issues of debt securities or commercial bank or other credit facilities of you, any holding company owning you (directly or indirectly), the Company or your or its subsidiaries, offered, placed, announced or arranged (excluding the Credit Facilities, the Senior Notes, any Securities (as defined in the Fee Letter), indebtedness disclosed or otherwise permitted under the Acquisition Agreement or other indebtedness that has otherwise been consented to by the Lead Arrangers) if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Credit Facilities or the offering of the Senior Notes, and (f) using your commercially reasonable efforts to obtain, at your expense, prior to the launch of the syndication of the Credit Facilities and the commencement of the Minimum Notes Marketing Period (as defined in Exhibit D hereto), a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower (such ratings, the “Corporate Ratings”), and public ratings for each of the Credit Facilities and the Senior Notes from each of S&P and Moody’s (the “Debt Ratings”) (such ratings being, collectively, the “Ratings”), in each case giving effect to the Transactions, and to participate in a customary manner in the process of securing such ratings. Without limiting your obligations to assist with syndication efforts as set forth above, the Commitment Parties agree that neither the commencement nor the completion of such syndications, or your obligations to assist in the syndication efforts as provided herein (including your commercially reasonable efforts to obtain the ratings), is a condition to its commitment hereunder or the funding of the Credit Facilities on the Closing Date and shall terminate at the end of the Syndication Period.

The Lead Arrangers will manage, in consultation with you, all aspects of the syndication of the Credit Facilities, including, without limitation, selection of Lenders (excluding Disqualified Lenders), determination of when the Lead Arrangers will approach potential Lenders and the time of acceptance of the Lenders’ commitments, any naming rights, the final allocations of the commitments among the Lenders (which are likely not to be pro rata across the Credit Facilities among Lenders) and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Lead Arrangers (and to use commercially reasonable efforts to cause the Company to provide to the Lead Arrangers) all customary information with respect to you, the Company and your and their subsidiaries and the Transactions, including, without limitation, all financial information and the projections of and other forward-looking information with respect to the Company (the “Projections”), that the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Credit Facilities. For the avoidance of doubt, you will not be required to provide any information to the extent that the provisions thereof would violate any law, rule or regulation, or any obligation of confidentiality (to the extent not entered into in contemplation hereof) binding upon you, Sponsor the Company or your respective affiliates; provided that (i) you agree to promptly notify us that information is not being provided due to such law, rule, regulation or confidentiality obligation and (ii) the representations contained in paragraph 6 of this Commitment Letter relating to the Information shall remain true and correct notwithstanding the omission of such information and counting such information as Information.

You agree to assist (and to cause the Sponsor to assist and to use commercially reasonable efforts to cause the Company to assist) us in the preparation of a version of the confidential information memoranda (and related marketing materials) and presentations to be used in connection with the syndication of the Credit Facilities, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to you, the Borrower or the Company or your, the Borrower’s or the Company’s respective subsidiaries or any securities of you, the Borrower or the Company or your or the Borrower’s or the Company’s respective subsidiaries for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Confidential Information Memorandum that authorize the distribution of such Confidential Information Memorandum to prospective Lenders, containing a customary representation from you to the Lead Arrangers that the public-side version does not include material non-public information about you, the Company, your or its subsidiaries or your or their respective securities and exculpating the Commitment Parties and their respective affiliates with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related marketing material by the recipients thereof. At our request, you agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC”. You acknowledge that the following documents contain solely Public Lender Information (unless within a reasonable time period prior to the intended distribution date you notify us that any such document contains Private Lender Information): (a) drafts and final definitive documentation with respect to the Credit Facilities; (b) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (c) notification of changes in the terms of the Credit Facilities.

4. Fees. As consideration for and a condition precedent to our commitments hereunder and our undertakings to arrange, manage, structure and syndicate the Credit Facilities, you agree to pay to us the fees and fulfill the other obligations set forth in the Term Sheets and in the Fee Letter, if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances. Notwithstanding anything to the contrary herein or otherwise, other than with respect to your indemnification obligations arising under paragraph 8 of this Commitment Letter, if the Transaction is not consummated and the Closing Date does not occur, no fees, costs or expenses (including, without limitation, fees, costs, expenses or disbursements of counsel) shall be payable or reimbursable by you pursuant to this Commitment Letter or any other agreement entered into between you or any of your affiliates other than as specifically contemplated by the Fee Letter.

5. Conditions. Our commitments and undertakings hereunder are subject solely to (a) there not having occurred, since December 31, 2011, a “Company Material Adverse Effect” (as defined in the Acquisition Agreement), (b) payment of all fees and expenses to the extent due hereunder or pursuant to the Fee Letter, (c) the accuracy of the Specified Representations (as defined below) and the Specified Acquisition Agreement Representations (as defined below) in all material respects, and (d) satisfaction of the conditions set forth under the heading “Conditions Precedent to Initial Borrowing” in Exhibit B hereto, under the heading “Conditions Precedent to Borrowing” in Exhibit C hereto and the conditions set forth in Exhibit D hereto. The conditions set forth in the foregoing clauses (a) through (d) being referred to in this Commitment Letter as the “Specified Conditions”.

Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking between us and you concerning the financing of the Transactions to the contrary, (i) the only representations and warranties relating to the Company, the accuracy of which shall be a condition to availability of the Credit Facilities on the Closing Date shall be (A) such of the representations made by or on behalf of the Company or any seller party to the Acquisition Agreement in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement (such representations, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Loan Documents shall be in a form such that they do not impair availability of the Credit Facilities on the Closing Date if the Specified Conditions are satisfied (it being understood that, to the extent any Collateral (including the creation or perfection of any security interest) referred to in the Term Sheets is not or cannot be provided on the Closing Date (other than the perfection of security interests (x) in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or (y) in capital stock of the Borrower and its wholly-owned domestic subsidiaries with respect to which a lien may be perfected by the delivery of a stock certificate (to the extent required under the Senior Secured Bank Facilities Term Sheet) after your use of commercially reasonable efforts to do so, then the delivery of such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheets relating to corporate existence and good standing, absence of conflicts with charter documents and applicable law (in each case as they relate to the entering into and performance of the Loan Documents), power and authority, due authorization, execution, delivery and enforceability of the Loan Documents (in each case, as they relate to the entering into and performance of the Loan Documents), solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions, Federal Reserve margin regulations, Investment Company Act, PATRIOT Act and OFAC and the creation, validity, priority and perfection of security interests in the Collateral (subject to the parenthetical in clause (ii) above). Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions to availability of the Credit Facilities on the Closing Date are the Specified Conditions. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

6. Information. You hereby represent and warrant that (and with respect to the Company or any of its subsidiaries or any controlled affiliate of any thereof, to your knowledge that) (a) all written information (other than the Projections and information of a general economic or industry nature) (the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives (including the Sponsor) or affiliates in connection with the Transactions, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, as the case may be, when taken as a whole, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in the light of the circumstances under which such statements are made and (b) the Projections that have been made or will be made available to the Commitment Parties by or on behalf of you or any of your representatives or affiliates and that have or will be made available to us or any Lender in connection with the Transactions have been or will be, as the case may be, prepared in good faith based upon assumptions believed by you to be reasonable at the time prepared and at the time so made available (it being recognized by us that such Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that, if any time prior to the completion of the Syndication Period you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect (with respect to information relating to the Company or any of its subsidiaries or any controlled affiliate of any thereof prior to the Closing Date, to your knowledge) if the Information and the Projections were being furnished and such representations were being made, at such time, then you will notify us and you will (or, with respect to the Information and Projections relating to the Company prior to the Closing Date, will use commercially reasonable efforts to), promptly supplement the Information and the Projections such that the representations and warranties are (with respect to information relating to the Company or any of its subsidiaries or any controlled affiliate of any thereof prior to the Closing Date, to your knowledge) correct in all material respects under those circumstances after giving effect to all supplements and updates thereto. In arranging the Credit Facilities, including the syndications of the Credit Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

7. Expenses. You agree, if the Closing Date occurs, to pay or reimburse each Commitment Party for all reasonable and documented out-of-pocket costs and expenses, upon presentation of a summary statement, for all reasonable, documented and invoiced expenses, due diligence expenses, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties identified in the Term Sheets, incurred by such Commitment Party or its affiliates (whether incurred before or after the date hereof) in connection with the Credit Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter, the Loan Documents and any security arrangements in connection therewith. You further agree to pay all reasonable and documented out-of-pocket costs and expenses of each Commitment Party and its affiliates (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

8. Indemnification. You agree to indemnify and hold harmless each Commitment Party and its affiliates and each Commitment Party’s and its affiliates’ respective officers, directors, employees, advisors, agents, other representatives and controlling persons and successors of each of the foregoing (each Commitment Party and each such other person being an “Indemnified Person”), from and against any and all losses, claims, damages, or liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheets, the Transactions and the other transactions contemplated hereby, the Credit Facilities, the use of proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by you or the Company or any of your or the Company’s affiliates, creditors or shareholders or any other person, and to reimburse each such Indemnified Person within 10 days following written demand for any reasonable, documented and invoiced out-of-pocket legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to the

Indemnified Persons taken as a whole and, if necessary, one firm of local counsel in each appropriate jurisdiction to the Indemnified Persons taken as a whole, and, in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons taken as a whole; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent (i) they have been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of, or material breach in bad faith of its obligations under this Commitment Letter by, such Indemnified Person or any of such Indemnified Person’s officers or employees or (ii) relate to any Proceeding solely between or among Indemnified Persons other than (A) claims against the Initial Lenders or their respective affiliates, in each case in their capacity or in fulfilling their role as the agent or arranger or any other similar role under the Loan Documentation (excluding their role as a Lender) to the extent such persons are otherwise entitled to indemnification hereunder and (B) claims arising out of any act or omission on the part of you, the Sponsor, the Borrower or your or its respective subsidiaries; and provided further that such Indemnified Person shall promptly repay you all expense reimbursements previously made pursuant to this paragraph to the extent that such Indemnified Person is determined by a final non-appealable judgment of a court of competent jurisdiction not to be entitled to indemnification hereunder as contemplated by the preceding proviso of this paragraph. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or (ii) any special, indirect, consequential or punitive damages in connection with its activities related to the Transactions, this Commitment Letter or the Credit Facilities.

You shall not be liable for any settlement of any Proceedings effected without your written consent (which consent shall not be unreasonably conditioned, withheld or delayed), but if settled with your written consent or if there is a final non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably conditioned, withheld or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality and non-disparagement provisions. It is further agreed that the Commitment Party shall be liable in respect of its commitments to the Credit Facilities, on a several, and not joint, basis with any other Lender.

In the event that an Indemnified Person is requested or required to appear as a witness in any action brought by or on behalf of or against you or any of your subsidiaries or affiliates in which such Indemnified Person is not named as a defendant, you agree to reimburse such Indemnified Person for all reasonable expenses incurred by it in connection with such Indemnified Person’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel.

9. Confidentiality. You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or this Commitment Letter and the Term Sheets and the contents hereof and thereof, to any person without prior written approval of the Commitment Parties, except that you may disclose (a) the Commitment Letter, the Term Sheets, the Fee Letter and the contents hereof and thereof (i) to the Sponsor or any other Investor and to your and any such Investor’s and the Sponsor’s officers, directors, agents, employees, attorneys, accountants, advisors, members, partners, stakeholders, controlling persons or equity holders, and to actual and potential co-investors, in each case to the extent such persons are directly involved in the consideration of this matter and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential and (ii) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case you agree to promptly notify us to the extent permitted by law prior to such disclosure), (b) this Commitment Letter, the Term Sheets and the contents hereof and thereof, and the Fee Letter and the contents thereof on a redacted basis as to the amount or percentages of any fees, market flex provisions and pricing caps, to the Company and its officers, directors, employees, attorneys, accountants, advisors, members, partners, stakeholders, controlling persons or equity holders, in each case to the extent such persons are directly involved in the consideration of this matter and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (c) the existence and contents of the Term Sheets to any rating agency in connection with the Transactions, (d) to the extent required by applicable law, the existence and contents of this Commitment Letter and the Term Sheets in any public filing or prospectus in connection with the Acquisition or the financing thereof, or any offering memorandum related to the Senior Notes, or any syndication or other marketing materials prepared in connection therewith (it being acknowledged that the fees in the Fee Letter may be included generically in projections and pro forma information and in a generic disclosure of aggregate sources and uses contained in such syndication and other marketing materials), (e) you may make public disclosure of the existence and amount of the commitments hereunder and the identity of the Administrative Agents and Lead Arrangers, in each case, subject to the prior written approval of the Lead Arrangers, (f) notwithstanding any restriction in clauses (a) through (e) above, you may disclose this Commitment Letter, the Fee Letter and their contents to the extent this Commitment Letter, the Fee Letter and their contents become publicly available other than by reason of disclosure by you in breach of this Commitment Letter. Further, notwithstanding the next succeeding paragraph, we shall be permitted to use information related to the syndication and arrangement of the Credit Facilities in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications. You agree that you will permit the applicable Commitment Party to review and approve any reference to such Commitment Party or any of its affiliates in connection with the Credit Facilities or the Transactions contained in any press release or similar public disclosure prior to public release. The provisions of this paragraph as they relate to this Commitment Letter and the Term Sheets (but not as to the Fee Letter and the contents thereof) will expire and be of no further effect after 18 months after the date hereof.

We shall use all information received by us in connection with the Acquisition and the other transactions contemplated by this Commitment Letter solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies in connection with obtaining ratings for the Borrower, the Credit Facilities or the Senior Notes, (b) to any Lenders or participants, prospective Lenders or participants or any direct or indirect contractual counterparties (or prospective counterparties) to any swap or derivative transaction relating to the Borrower or its obligations under the Credit Facilities, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) and in each case excluding Disqualified Lenders, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we agree to promptly notify you to the extent permitted by law), (d) upon the request or demand of any regulatory authority having or purporting to have jurisdiction over us or our affiliates (in which case we agree to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you to the extent lawfully permitted to do so), (e) to our officers, directors, agents, employees, attorneys, accountants, legal counsel and advisors (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of our respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and we shall be responsible for our affiliates’ compliance with this paragraph) who need to know such information in connection with the Acquisition and the other transactions contemplated by this Commitment Letter, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our affiliates or Representatives in breach of this Commitment Letter, or to the extent any such information is developed independently by us, (h) to the extent such information is received by Lenders from a third-party that is not, to such Lenders’ knowledge, subject to contractual, fiduciary or other confidentiality obligations owing to you or the Company, and (i) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders, participants or prospective participants or derivative counterparties or prospective derivative counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender, participant or prospective participant or derivative counterparty or prospective derivative counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties and their respective affiliates will not use confidential information obtained from you, the Company or your or its affiliates and representatives by virtue of the transactions contemplated by this Commitment Letter or any of their other relationships with you in connection with the performance by them and their affiliates of services for other companies, and the Commitment Parties and their respective affiliates will not furnish any such information to such other companies. By the same token, we will not make available to you confidential information that we have obtained or may obtain from any other customer. You also acknowledge that no Commitment Party, nor any of its affiliates, have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Company or your or its subsidiaries, confidential information obtained by such Commitment Party and its affiliates from other companies. In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that (i) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency, or fiduciary responsibility or other obligation in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation under this Commitment Letter to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

10. Termination. Our commitments and undertakings hereunder shall, unless the Commitment Parties shall, in their discretion, agree to an extension in writing, terminate in their entirety automatically without further notice or action by us on the first to occur of (a) December 31, 2012 if the Closing Date shall not have occurred by such date, (b) (i) with respect to our commitments and undertakings hereunder in respect of the Bank Facilities, consummation of the Acquisition without use of the Bank Facilities and (ii) with respect to our commitments and obligations hereunder in respect of the Bridge Facility, consummation of the Acquisition without use of the Bridge Facility, (c) the date of execution and delivery of the Loan Documents by the Borrower and the Lenders and (d) the termination of the Acquisition Agreement in accordance with the terms thereof.

The Fee Letter and the compensation, reimbursement, indemnification, syndication, jurisdiction, absence of fiduciary relationship, governing law, waiver of jury trial and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Loan Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any Lender’s commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication of the Credit Facilities and (b) confidentiality) shall automatically terminate and be superseded to the extent covered by corresponding provisions of the Loan Documents upon the execution and delivery thereof, and you shall automatically be released from all liability hereunder in connection therewith at such time to the extent such corresponding provisions of the Loan Documents cover such liabilities.

11. Assignment; etc. This Commitment Letter and the commitments and undertakings hereunder shall not be assignable by any party hereto (other than by you to the Borrower, the Company or another entity that is the ultimate borrower, in each case, simultaneously with the consummation of the Acquisition and only so long as such entity is, or will be, controlled by the Investors after giving effect to the Transactions and shall (directly or through one or more wholly-owned subsidiaries) own the Company or be the successor to the Company) without the prior written consent of each other party hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this paragraph shall prohibit us, subject to the terms of this Commitment Letter, from granting participations in, or selling assignments of all or a portion of the commitments or advances under the Credit Facilities. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons, except that the Commitment Parties may perform the duties and activities described hereunder through any of their respective affiliates or branches and the provisions of the third preceding paragraph shall apply with equal force and effect to any of such affiliates or branches so performing any such duties or activities (provided, that the Commitment Parties shall be liable for the actions or inactions of any such person whose services are so employed).

12. Governing Law; Waiver of Jury Trial; etc. This Commitment Letter and the Fee Letter shall be governed by and construed in accordance with the laws of the State of New York, and together constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede any previous agreement, written or oral, between the parties with respect to the subject matter hereof and thereof; provided that, notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to (a) whether any representations and warranties made by or on behalf of the Company or any seller party to the Acquisition Agreement have been breached, (b) whether you may terminate your obligations under the Acquisition Agreement (or otherwise decline to consummate the Acquisition) as a result of a breach of such representations and warranties in the Acquisition Agreement and (c) whether a Company Material Adverse Effect (as defined in the Acquisition Agreement) has occurred, shall, in each case be governed by the laws of the State or jurisdiction the laws of which govern the Acquisition Agreement. Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Commitment Letter, the Fee Letter each element of the Transactions or the performance by us or any of our affiliates of the services contemplated hereby. In addition, with respect to any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of any of the parties hereunder, the parties hereto hereby irrevocably: (a) submit to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, New York, New York; (b) agree that all claims with respect to such action or proceeding may be heard and determined in such New York State or Federal court; (c) waive the defense of any inconvenient forum to such New York State or Federal court; (d) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in another jurisdiction by suit on the judgment or in any other manner provided by law; and (e) consent to service of process by mailing or delivering a copy of such process to such party at its address set forth in Section 15 hereof and agree that such service shall be effective when sent or delivered.

13. Amendments; Counterparts; etc. No amendment or waiver of any provision hereof, the Fee Letter or of the Term Sheets shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter, the Term Sheets and the Fee Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission (or in “pdf” or similar format by electronic mail) shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

14. PATRIOT Act Notification. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as the same may be amended and in effect from time to time, the “PATRIOT Act”), each Commitment Party is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow the Commitment Parties to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

15. Public Announcements; Notices. We may, subject to your prior written consent (not to be unreasonably withheld, delayed or conditioned), at our expense, publicly announce as we may choose the capacities in which we or our affiliates have acted hereunder. Any notice given pursuant to this Commitment Letter shall be mailed or hand delivered in writing, if to (a) you, at your address set forth on page one hereof; (b) each Commitment Party at its address set forth in the header to this Commitment Letter.

If the foregoing proposal is acceptable to you, please so confirm by signing and returning to us executed counterparts of this Commitment Letter and the Fee Letter. Unless we receive your executed counterparts hereof and thereof by 11:59 p.m., New York City time, on July 2, 2012, our offer hereunder will automatically expire at such time without further action or notice.

[Signature pages follow.]

We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Ronald B. Caldwell
Name:	Ronald B. Caldwell
Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Ronald B. Caldwell
Name:	Ronald B. Caldwell
Title:	Managing Director

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
Name:	James S. Wolfe
Title:	Managing Director Head of US Leveraged Finance

Accepted and agreed to as of the date first written above:

LEGEND PARENT, INC.

By:	/s/ Matthew P. Hughes
Name:	Matthew P. Hughes
Title:	Secretary

CONFIDENTIAL	EXHIBIT A

Project Legend

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or the other Exhibits to the Commitment Letter.

The Sponsor and the other Investors intend to acquire (including the Merger, the “Acquisition”), directly or indirectly, an entity previously identified to us by you as “Legend” (the “Company”) pursuant to the Acquisition Agreement.

In connection with the foregoing, it is intended that:

(a)	The Investors have formed or will form a corporation or limited liability company (“Holdings”) and a corporation or limited liability company that is a direct wholly-owned subsidiary of Holdings (“Acquisition Corp.”).

(b)	The Investors will purchase (the “Equity Contribution”) common equity of Holdings (and/or preferred equity of Holdings reasonably acceptable to the Initial Lenders) for cash in an aggregate amount of not less than 38.5% of pro forma consolidated capitalization of Holdings and its subsidiaries after giving effect to the Transactions (as defined below), inclusive of the equity of the Sponsor and its co-investors, management and existing equity holders of the Company and its subsidiaries rolled over or invested in connection with the Transactions, if any; provided, that for purposes hereof, debt shall exclude (i) obligations under any hedges or swaps or similar arrangements, and (ii) loans under the Revolving Facility to fund OID resulting from the flex provisions of the Fee Letter or working capital needs as permitted by Exhibit B.

(c)	Pursuant to the Acquisition Agreement, Acquisition Corp. will acquire all of the outstanding equity interests of the Company either pursuant to (1) a cash tender offer, a subsequent issuance of additional shares by the Company to the Borrower (if necessary) and the subsequent consummation of a short-form merger, or (2) if the tender offer is terminated in accordance with the terms of the Acquisition Agreement, a long form merger, in each case with the Company as the surviving entity (the short-form merger in (1) or the long-form merger in (2), the “Merger”).

(d)

The Borrower will obtain senior secured credit facilities in an aggregate principal amount of up to $500.0 million (the “Bank Facilities”) comprising (i) a term loan facility in an aggregate principal amount of up to $440.0 million, less the amount of any remaining deferred acquisition payments not made by the Borrower prior to the Closing Date (the “Deferred Acquisition Payments”) or otherwise accounted for by the Borrower as part of the sources and uses of funds on the Closing Date[1], and (ii) revolving credit facility in an aggregate principal amount of up to $60.0 million.

(e)	The Borrower will (i) issue and sell senior unsecured notes (the “Senior Notes”) in a Rule 144A or other private placement on or prior to the Closing Date yielding $250.0 million

[1]	As of March 31, 2012, the Company has a balance of $34.9 million in Deferred Acquisition Payments (excluding earnouts), of which $17.9 million are expected to be paid by September 2012.

in aggregate principal amount and/or (ii) if and to the extent that less than $250.0 million in Senior Notes (or other securities issued in lieu thereof) are issued on or prior to the Closing Date, up to $250.0 million of senior unsecured bridge loans (less the amount of Senior Notes (or other securities issued in lieu thereof) issued on or prior to the Closing Date) under a senior unsecured bridge credit facility (the “Bridge Facility” and, together with the Bank Facilities, the “Credit Facilities”)

(f)	All the existing third party indebtedness for borrowed money of the Company and its subsidiaries (excluding (a) the loans and other extensions of credit under the Credit Facilities or the Senior Notes, (b) indebtedness described in the Acquisition Agreement other than indebtedness specifically contemplated to be refinanced in connection with the Transactions (as defined below), (c) any amounts recorded as capital leases, purchase money indebtedness, or intercompany indebtedness on the balance sheet of the Borrower or any of its subsidiaries, (d) the Deferred Acquisition Payments, (e) the Borrower’s loan facility in India (the “India Loan Facility”), and (f) other indebtedness in amounts to be mutually agreed upon) will be refinanced or repaid in full (or substantially simultaneously with the initial borrowing under the Credit Facilities shall be refinanced or repaid in full), all commitments in respect thereof terminated and all security and guaranties in respect thereof discharged and released (the “Refinancing”).

(g)	The proceeds of the Equity Contribution and the Credit Facilities on the Closing Date will be applied (i) to pay the consideration in connection with the Acquisition, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions.

CONFIDENTIAL	EXHIBIT B

Project Legend

$500.0 Million Senior Secured Credit Facilities

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached or the other Exhibits to the Commitment Letter.

Borrower:	Acquisition Corp. prior to the Acquisition, and upon consummation of the Acquisition, the Company (the “Borrower”).

Lead Arrangers and Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Royal Bank of Canada (the “Bank Facilities Lead Arrangers”).

Administrative Agent and Collateral Agent:	RBCCM will act as the sole administrative agent and sole collateral agent (in such capacitiy, the “Bank Facility Administrative Agent”) for the Senior Lenders, and will perform the duties customarily associated with such roles.

Syndication Agent:	Merrill Lynch (or any of its designated affiliates) to act as syndication agent (in such capacity, the “Bank Facilities Syndication Agent”)

Transactions:	As described in the Commitment Letter.

Lenders:	Bank of America, N.A. and Royal Bank of Canada (or one of their respective affiliates) and a syndicate of financial institutions and other lenders (the “Senior Lenders”) arranged by the Bank Facility Lead Arrangers and co-syndication agents in consultation with the Borrower (and excluding any Disqualified Lender).

Term Facility:	A senior secured term loan facility in an aggregate principal amount of up to $440.0 million, or such lesser amount as described under clause (d) of Exhibit A (the “Term Facility”). Senior Lenders with commitments under the Term Facility are collectively referred to herein as the “Term Facility Lenders”.

Loans under the Term Facility (the “Term Loans”) will be available to the Borrower in U.S. dollars.

Revolving Facility:	A senior secured revolving credit facility in an aggregate principal amount of up to $60.0 million (the “Revolving Facility”; together with the Term Facility, the “Bank Facilities”). Lenders with commitments under the Revolving Facility are collectively referred to herein as the “Revolving Lenders”.

The commitment to make loans under the Revolving Facility (the “Revolving Loans”) will be available to the Borrower in U.S. dollars and additional currency to be mutually agreed.

Swingline Facility:	Bank Facility Administrative Agent or, with respect to additional currencies with respect to which the Bank Facility Administrative Agent is not willing to act in such capacity, another Revolving Lender approved by the Bank Facility Administrative Agent and the Borrower (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings on same day notice in U.S. dollars (in minimum amounts to be agreed upon and integral multiples to be agreed upon) of up to an amount to be agreed. Outstanding swingline loans in dollars will bear interest prior to maturity at the ABR plus the Applicable Margin. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis. The Revolving Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility. To the extent that any Revolving Lender is in default of its obligations in respect of the Revolving Facility and such Senior Lender’s swingline exposure is not reallocated to the applicable non-defaulting Revolving Lenders in accordance with customary reallocation provisions, the Swingline Lender may require the Borrower to cash collateralize the pro rata participation of such Revolving Lender in respect of each outstanding swingline loan.

Letters of Credit:	An amount to be agreed of the Revolving Facility will be available to the Borrower in the form of letters of credit. Letters of credit will be issued by Bank Facility Administrative Agent or one or more other Revolving Lenders appointed by the Bank Facility Administrative Agent (in such capacity, the “Issuing Banks”). Each letter of credit will be denominated in U.S. dollars and additional currency to be mutually agreed and will expire not later than the earlier of (a) twelve months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to twelve months on customary terms (which in no event shall extend beyond the date referred to in clause (b) above). Drawings under any letter of credit shall be reimbursed (whether with its own funds or with the proceeds of loans, if otherwise available) by the Borrower within one business day after notice of such drawing is received by Borrower from the applicable letter of credit issuer. The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within one business day after notice of such drawing is received by Borrower from the applicable letter of credit issuer. To the extent that any Revolving Lender is in default of its obligations in respect of the Revolving Facility and such Revolving Lender’s letter of credit exposure is not reallocated to the applicable non-defaulting Senior Lenders in accordance with customary reallocation provisions, the Issuing Bank may require the Borrower to cash collateralize the pro rata participation of such Revolving Lender in respect of each applicable outstanding letter of credit.

Incremental Facilities:

The definitive credit documentation in respect of the Bank Facilities shall provide for one or more incremental term facilities (the “Incremental Term Facilities”) and/or incremental revolving facility (the “Incremental Revolving Facility” and, together with the Incremental Term Facilities, the “Incremental Facilities”) in minimum amounts to be agreed and in an aggregate total principal amount not to exceed (a) $150.0 million plus (b) an additional amount if, after giving effect to the incurrence of such additional amount, the Total Net Senior Secured Leverage Ratio (to be defined, but in any event to be calculated net of unrestricted cash and cash equivalents up to $35.0 million, other than proceeds from Specified Equity Contributions and assuming full utilization of each Incremental Revolving Facility) on a pro forma basis after giving effect to such Incremental Facilities, is equal to or less than 3.00:1.00; provided that any Incremental Revolving Facility shall be effectuated by increasing the Revolving Facility. The Incremental Facilities will rank pari passu in right of payment and security with the other Bank Facilities.

The Incremental Facilities shall not initially be effective but may be activated at any time and from time to time during the life of the Bank Facilities at the request of the Borrower with consent required only from those Senior Lenders (including new Senior Lenders that are reasonably acceptable to the Bank Facility Administrative Agent and the Borrower) that agree, in their sole discretion, to participate in such Incremental Facility, and the following shall be conditions to the effectiveness of any Incremental Facility: (a) no default or event of default shall have occurred and be continuing or would result therefrom, (b) after giving effect thereto, the Borrower would be in pro forma compliance with the financial covenant (assuming full utilization of each Incremental Revolving Facility), for the most recent determination period for which financial statements are available (after giving effect to such Incremental Facility, any acquisitions or dispositions or prepayment of indebtedness and other appropriate pro forma adjustments to be mutually agreed), (c) all representations and warranties shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Facility, (d) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date for the Term Facility, (e) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term Facility, (f) the interest margins for the Incremental Term Facility shall be determined by the Borrower and the lenders of the Incremental Term Facility, provided that in the event that the interest margins for any Incremental Term Facility are greater than the Applicable Margin for the Term Facility by more than 50 basis points (the “Yield Differential”), then the Applicable Margin for the Term Facility shall be increased to the extent necessary so that the interest margins for the Incremental Term Facility are 50 basis points higher than the Applicable Margin for the Term Facility, and the Applicable Margin for the Revolving Facility shall be increased by a like amount, and (g) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility (other than arranging, upfront or similar fees) and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by clause (d), (e) or (f) above), they shall be reasonably satisfactory to the Bank Facility Administrative Agent and the Borrower (other than such terms and documentation that are applicable only to periods after the latest final maturity of the Bank Facilities).

For purposes of determining the interest margins applicable to the Incremental Term Facility and the Yield Differential for the Term Facility, (i) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower for the account of the Senior Lenders with respect to the Term Facility or the Incremental Term Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (ii) customary arrangement or similar fees payable to the Bank Facility Lead Arrangers (or their affiliates) in connection with the Term Facility or to one or more arrangers (or their affiliates) of the Incremental Term Facility shall be excluded, and (iii) if the LIBOR or ABR floor for the Incremental Term Facility is greater than the LIBOR or ABR floor, respectively, for the existing Term Facility, then the interest rate floor (but not the interest rate margin) applicable to the existing Term Facility shall be increased to the extent of such differential between interest rate floors.

Refinancing Facilities:	The Bank Documentation will permit the Borrower to refinance loans under the Term Facility (or any Incremental Term Facility) from time to time in whole or in part with one or more new term facilities (each, a “Refinancing Term Facility”) or loans and commitments under the Revolving Facility (or any Incremental Revolving Facility) from time to time, in whole or part, with new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), under the Bank Documentation with the consent of the Borrower, the Bank Facility Administrative Agent and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility, or (b) with one or more additional series of senior unsecured notes or loans, or senior secured notes that will be secured by the Collateral on either a subordinated or pari passu basis with the Bank Facilities, or senior secured loans that will be secured by the Collateral on a subordinated basis with the Bank Facilities (and such notes or loans, “Refinancing Notes”; together with the Refinancing Facilities, the “Refinancing Indebtedness”), subject solely to the following terms and conditions: (i) customary intercreditor agreements reasonably satisfactory to the Bank Facility Administrative Agent are entered into, (ii) any Refinancing Term Facility or Refinancing Notes does not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the Term Facility (or Incremental Term Facility) being refinanced or with respect to Refinancing Notes, have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such Refinancing Notes prior to, the date that is 91 days after the maturity date of the loans under the Term Facility or the loans under the Incremental Facilities, in either case that are being refinanced, (iii) any Refinancing Revolving Facility does not mature prior to the maturity date of the Revolving Facility (or Incremental Revolving Facility), (iv) none of Holding’s subsidiaries is a guarantor with respect to any Refinancing Facility unless such subsidiary is a Guarantor which shall then be, or substantially concurrently become, a guarantor of the Bank Facilities, (v) the amount of any Refinancing Indebtedness does not exceed the amount of indebtedness being refinanced (plus any premium, accrued interest or fees and expenses incurred in connection with the refinancing thereof) and (vi) the terms and conditions of any Refinancing Indebtedness (excluding pricing, amortization and maturities) are not materially more favorable (when taken as whole) to the lenders or investors providing such Refinancing Indebtedness than the terms and conditions of the Bank

Documentation (when taken as a whole) are to the Senior Lenders (other than terms and conditions applicable only to periods after the latest final maturity of the Bank Facilities), as reasonably determined by Holdings.

Purpose:	The proceeds of loans under the Term Facility, together with the proceeds of the Senior Notes and/or the Bridge Facility and the Equity Contribution, will be used to finance the repayment of certain existing indebtedness of the Company and its subsidiaries, to pay the consideration in connection with the Acquisition and to pay for Acquisition Costs; provided that Loans under the Revolving Facility may be borrowed on the Closing Date to finance any OID resulting from the flex provisions of the Fee Letter and for working capital.

The proceeds of loans under the Revolving Facility will be used after the Closing Date for working capital and other general corporate purposes, including financing of permitted acquisitions.

Letters of credit will be used by the Borrower for general corporate purposes of the Borrower and its subsidiaries.

Availability:	The full amount of the Term Facility must be drawn in a single drawing concurrently with the consummation of the Acquisition. Amounts repaid or prepaid under the Term Facility may not be reborrowed.

Loans under the Revolving Facility will be available on and after the Closing Date and at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts prepaid under the Revolving Facility may be reborrowed. Loans under the Revolving Facility may be borrowed on the Closing Date to finance any OID resulting from the flex provisions of the Fee Letter and for working capital in an amount to be agreed. Letters of Credit may be issued at any time on and after the Closing Date and at any time prior to date set forth in clause (b) of the first paragraph of the Section of this Exhibit B entitled “Letters of Credit”.

In the event each of the Bank Facility Lead Arrangers and the Borrower so agree, the proceeds of the Term Facility will be drawn and placed into escrow prior to the consummation of the Acquisition.

Interest Rates and Fees:	As set forth on Annex I hereto.

Maturity and Amortization:	The Term Facility will mature on the seventh anniversary of the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Facility during each year of the Term Facility, with a final balloon payment equal to the balance of the original principal amount of the Term Facility payable at maturity; provided that individual Senior Lenders will have the right to agree to extend the maturity date of their outstanding loans under the Term Facility upon the request of the Borrower and without the consent of any other Senior Lenders.

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the fifth anniversary of the Closing Date; provided that individual Senior Lenders will have the right to agree to extend the maturity of their commitments under the Revolving Facility upon the request of the Borrower and without the consent of any other Senior Lenders.

Guarantees:

Subject to the Certain Funds Provisions, all obligations of the Borrower under the Bank Facilities and of the Borrower and its subsidiaries under any interest rate protection or other hedging arrangements entered into with a Senior Lender or any affiliate of any such Senior Lender (collectively, the “Hedging Arrangements”) and certain cash management arrangements entered into with a Senior Lender or any affiliate of any such Senior Lender (collectively, the “Cash Management Arrangements” and, together with the Hedging Arrangements, the “Secured Agreements”), will be unconditionally guaranteed by Holdings and each existing and each subsequently acquired or organized direct or indirect material domestic subsidiary of the Borrower, subject to customary exceptions to be agreed, but in any event excluding any U.S. subsidiary of a foreign subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended.

The foregoing guarantees are referred to herein as the “Guarantees” and such guarantors collectively, the “Guarantors”). The Borrower and the Guarantors are herein referred to as the “Loan Parties” and, individually, as a “Loan Party.”

Security:

Subject to the limitations set forth below in this section and the Certain Funds Provision, obligations of the Loan Parties in respect of the Bank Facilities, the Guarantees, the Hedging Arrangements and the Cash Management Agreements will be secured by the following property of the Loan Parties, wherever located, now owned or hereafter acquired (collectively, the “Collateral”):

(a) valid and perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Guarantor (including, subject to the following paragraph, accounts receivable, deposit accounts, inventory, equipment, investment property, intellectual property, other general intangibles, real property, and proceeds of the foregoing);

(b) a valid and perfected first-priority pledge of the equity interests of the Borrower and each wholly-owned direct subsidiary of the Borrower and of each Guarantor (limited in the case of non-U.S. subsidiaries to 100% of the nonvoting interests therein and 65% of the voting interests therein, and excluding U.S. subsidiaries of non-U.S. subsidiaries), subject in each case to any applicable prohibitions and limitations provided by law or regulation; and

(c) all proceeds and products of the property and assets described in clauses (a) and (b) above.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) motor vehicles and other assets subject to certificates of title; (ii) pledges and security interests (including in respect of interests in partnerships, joint ventures and other non-wholly owned entities) to the extent prohibited by law or prohibited by agreements containing anti-assignment clauses not overridden by the UCC or other applicable law; (iii) any fee owned real property with a value of less than an amount to be mutually agreed (with any required mortgages on properties with a value greater than such amount being permitted to be delivered post-closing) and all real property leasehold interests; (iv) intent to use trademark or service mark applications; (v) equity interests in any person other than wholly owned subsidiaries to the extent not permitted by the terms of such subsidiary’s organizational or joint venture documents; (vi) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case, to the extent permitted under the Loan Documents to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition; (vii) assets to the extent a security interest in such assets would result in material adverse tax or regulatory consequences, in each case as reasonably determined by Borrower in writing and with the written consent of the Bank Facility Administrative Agent (not to be unreasonably withheld, delayed or conditioned); (viii) (a) payroll and other employee wage and benefit accounts, (b) tax accounts, including, without limitation, sales tax accounts, (c) escrow accounts, (d) fiduciary or trust accounts, and (e) accounts having a minimum balance (individually in the aggregate) to be determined and, in the case of clauses (a) through (d), the funds or other property held in or maintained in any such account (such accounts, collectively, the “Excluded Accounts”), (ix) letter of credit rights (except to the extent a security interest therein can be perfected by the filing of UCC financing statements), (x) any commercial tort claim with a value not in excess of an amount to be mutually agreed upon, and (xi) those assets as to which the Bank Facility Administrative Agent and the Borrower agree in writing that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Senior Lenders of the security to be afforded thereby.

In addition (but subject to the Certain Funds Provision), (A) no perfection steps shall be required by any means other than (i) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or equivalent filing office) of the relevant state(s), (ii) filings in the United States Patent and Trademark Office and the United States Copyright Office with respect to intellectual property, (iii) delivery of collateral consisting of instruments, notes and debt securities in a principal amount in excess of an amount to be mutually agreed upon; provided that such delivery shall not be required with respect to instruments, notes and debt securities that (x) are promptly deposited into an investment or securities account, (y) checks received in the ordinary course of business, and (z) notes and debt securities issued in connection with the extension of trade credit by the grantor of a security interest and (iv) delivery of Collateral consisting of certificated capital stock, (B) control agreements or similar arrangements shall be required with respect to any deposit accounts, securities accounts, or commodities accounts (other than Excluded Accounts) that requires perfection by “control”, (C) no actions (other than the actions listed in clauses (A)(i), (ii) and (iv) above) shall be required in order to create any security interests in assets located or titled outside of the United States or to perfect or make enforceable any such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any foreign jurisdiction).

For the avoidance of doubt, the Hedging Arrangements and the Cash Management Agreements will only be secured until such time as the Bank Facilities have been paid in full.

Loan Documents:	The definitive documentation for the Bank Facilities (the “Bank Documentation”), including all the above-described pledges, security interests and mortgages, will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Term Sheet, together with other customary terms and provisions to be mutually agreed upon to the extent not inconsistent with the terms and conditions set forth herein (it being understood and agreed that (x) the only conditions to funding of the Bank Facilities shall be those set forth herein, (y) the only representations, warranties, payments, mandatory repayments, covenants and events of default shall be those expressly set forth herein and (z) only the terms expressly set forth herein are being committed to.

The other terms and provisions of the Bank Facilities will be mutually agreed upon, the definitive terms of which (including materiality thresholds, baskets, exceptions, qualification and grace periods) will be negotiated in good faith (giving due regard to the operational requirements, size, industries, businesses and practices of the Borrower and its subsidiaries), and will be consistent with this Term Sheet and consistent with recent similar financings.

Mandatory Prepayments:	Loans under the Term Facility and any Incremental Term Facility shall be prepaid with:

(a) commencing with the fiscal year of the Borrower ending December 31, 2013, 50% of the Borrower’s excess cash flow, with step-downs to 25% and 0% based on the achievement of Total Net Leverage Ratio levels to be agreed, with excess cash flow to be defined as mutually agreed but in any event with deductions to include, to the extent not financed with long-term indebtedness, capital expenditures, cash consideration paid in respect of permitted acquisitions, deferred acquisition payments, cash taxes and scheduled principal amortization; provided that voluntary prepayments of Term Loans and revolving loans accompanied by commitment reductions made during such fiscal year or after year-end and prior to the time such excess cash flow prepayment is due, shall reduce excess cash flow payments on a dollar-for-dollar basis for such fiscal year (except to the extent made with the proceeds of long-term indebtedness or non-ordinary course dispositions of property).

(b) 100% of the net cash proceeds (which will be defined to exclude, among other things, the amount of any required tax distribution that the Borrower may make as a result of such sale or disposition) of all non-ordinary course asset sales or other dispositions of property by Holdings, the Borrower and its Subsidiaries (including, without limitation, insurance and condemnation proceeds, subject to exceptions (including minimum thresholds) to be agreed upon and customary reinvestment rights if reinvested within twelve months of such sale or disposition (or committed to be reinvested within such twelve month period and reinvested within six months thereafter)).

(c) 100% of the net cash proceeds of issuances of debt obligations of Holdings, the Borrower and its subsidiaries after the Closing Date (other than permitted debt (excluding Refinancing Indebtedness)).

The above described mandatory prepayments shall be applied on a pro rata basis to the Term Facility and to any Incremental Term Facility and to the installments thereof (a) in direct order of maturity of the remaining installments under each such facility for the twenty-four months following the relevant prepayment event, and (b) thereafter, ratably to remaining installments under each such facility. Mandatory prepayments shall be applied first to ABR Loans, and second, to LIBOR Loans.

Any Senior Lender may elect not to accept its pro rata portion of any mandatory prepayment (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower.

The Borrower shall be required to repay outstanding Revolving Loans and cash collateralize outstanding letters of credit at any time, and to the extent that the outstanding credit extensions under the Revolving Facility exceed the principal amount of the commitments under the Revolving Facility.

Voluntary Prepayments/Reductions in Commitments:	Voluntary prepayments of borrowings under the Term Facility and voluntary reductions of the unutilized portion of the Revolving Facility commitments will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, (subject to the Soft Call Premium referred to below), subject to reimbursement of the Senior Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR loans other than on the last day of the relevant interest period.

All voluntary prepayments under the Term Facility shall be applied to the remaining amortization payments thereunder as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Soft Call Premium:	Any (a) prepayment of the Term Loans using proceeds of indebtedness incurred by Holdings, the Borrower or any of its subsidiaries from a substantially concurrent incurrence of indebtedness or (b) repricing of the Term Loans pursuant to an amendment pursuant to which the effective interest cost or weighted average yield (as reasonably determined by the Bank Facility Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) is less than the interest rate for or weighted average yield (as determined by the Bank Facility Administrative Agent on the same basis) of the Term Loans on the date immediately prior to such amendment (each, a “Repricing Transaction”), shall in each case be accompanied by a prepayment fee (the “Soft Call Premium”) equal to 1.00% of the aggregate principal amount of such principal prepayment (or, in the case of clause (b) above, of the aggregate amount of Term Loans outstanding immediately prior to such amendment) if made on or prior to the first anniversary of the Closing Date; provided, that such Soft Call Premium shall not apply if such transaction is in connection with a change of control.

Representations and Warranties:	Subject to the Certain Funds Provision, usual and customary for facilities of this type, to be applicable to the Borrower and the Guarantors and their respective subsidiaries and with appropriate thresholds, exceptions and materiality qualifiers to be agreed, limited to the following: financial statements (including pro forma financial statements); no material adverse change; corporate status; compliance with laws; corporate power and authority; enforceability of Bank Documentation; no conflict with law, organizational documents or contractual obligations; governmental and third-party approvals; no material litigation; ownership of property; intellectual property; use of proceeds; insurance; undisclosed liabilities; taxes; PATRIOT Act, anti-money laundering and OFAC; Federal Reserve regulations; labor and pension matters; Investment Company Act; subsidiaries and equity interests; environmental matters; consolidated solvency; accuracy of disclosure; labor matters; and creation, validity, perfection and priority of security interests.

Conditions Precedent to Initial Borrowing:	Under the Bank Documentation, the availability of the initial borrowing under the Bank Facilities on the Closing Date shall only be subject to the Specified Conditions set forth in Section 5 of the Commitment Letter.

Conditions Precedent to Each Borrowing:	The making of each extension of credit under the Bank Facilities, other than the initial borrowing thereunder on the Closing Date, shall be conditioned upon (a) the accuracy of representations and warranties in all material respects (provided that the materiality qualification in this clause (a) shall not apply to the extent such representations and warranties are already qualified by materiality), (b) the absence of defaults and events of default at the time of, and after giving effect to the making of such extension of credit and the use of proceeds thereof and (c) the delivery of a borrowing notice.

Affirmative Covenants:	Usual and customary for facilities of this type, limited to the following (to be applicable to Holdings, the Borrower and its subsidiaries and subject to customary thresholds, exceptions and qualifications to be agreed): delivery of audited annual consolidated and unaudited consolidated quarterly financial statements (limited, in the case of quarterly financial statements, to the first three fiscal quarters of a fiscal year only), annual budgets, accountants’ letters, officers’ certificates and other information reasonably requested by the Senior Lenders through the Bank Facility Administrative Agent; annual lender calls; notices of defaults, litigation and other events that could reasonably be expected to result in a material adverse effect; payment of material taxes; maintenance of existence and material rights, privileges, licenses and permits; compliance with laws and regulations (including environmental laws and labor laws); interest rate hedging; maintenance of property and insurance; maintenance of books and records; right of the Senior Lenders to inspect property and books and records (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); reasonable efforts to maintain the Ratings; and further assurances with respect to guarantees, security interests and related matters.

Negative Covenants:	Usual and customary for facilities of this type, limited to the following (to be applicable to Holdings, the Borrower and its subsidiaries) (in each case with customary exceptions, qualifications and baskets to be agreed): limitations on the incurrence of indebtedness (including guarantee obligations and earn outs); liens; mergers, liquidations and dissolutions; sales of assets (including sale and leasebacks); dividends, distributions and other payments (including redemptions and repurchases) in respect of equity interests; investments, acquisitions, loans and advances; transactions with affiliates; prepayments, redemptions or repurchases of junior debt (the definition of which is to be mutually agreed upon) and amending or otherwise modifying any documents related thereto in a manner materially adverse to the Senior Lenders; amending or otherwise modifying any organizational documents in a manner materially adverse to the Senior Lenders; restrictive agreements (including restrictions on the ability of subsidiaries to grant liens or to pay dividends or to make distributions); changes in fiscal year; changes in lines of business; capital expenditures; and with respect to Holdings, customary passive holding company restrictions.

The Borrower and its subsidiaries will be permitted to make acquisitions of entities that will become wholly-owned subsidiaries if: (a) the Borrower shall be in pro forma compliance with the financial maintenance covenant and a Total Net Leverage Ratio to be agreed after giving effect to any such acquisition; (b) no event of default shall have occurred and be continuing or would result therefrom; (c) the acquired entity or business is in the same line of business as the Borrower and the acquisition is not hostile; (d) the Borrower and the Guarantors comply with the applicable covenants to provide Collateral and guarantees; and (e) acquisitions of entities that do not become Guarantors (or of assets that do not become Collateral) will be subject to the applicable limitations on investments in non-Guarantor subsidiaries to be mutually agreed.

The Borrower or any subsidiary will be permitted to dispose or sell any of its assets in an aggregate amount not to exceed a cap to be agreed, subject to customary terms and conditions to be agreed.

In addition, the negative covenants shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) the retained portion of excess cash flow, plus (b) the cash proceeds of new public or private equity issuances of any parent of the Borrower or the Borrower (other than disqualified capital stock (the definition of which is to be mutually agreed upon) and any equity contributed as a Specified Equity Contribution (as defined below)) to the extent the proceeds thereof are contributed to the Borrower as qualified capital stock (the definition of which is to be mutually agreed upon), plus (c) capital contributions to the Borrower made in cash or cash equivalents (other than disqualified stock and any equity contributed as a Specified Equity Contribution), plus (d) the net cash proceeds to the Borrower and its restricted subsidiaries of sales of investments made using the Available Amount Basket, plus (e) returns, profits, distributions and similar amounts received in cash or cash equivalents by the Borrower and its restricted subsidiaries on investments made using the Available Amount Basket. The Available Amount Basket may be used for investments, dividends, distributions and prepayments, redemptions or repurchases of junior debt as long as no default or event of default exists at the time of, and after giving effect to, such investment, dividend; distribution, prepayment, redemption or repurchase; provided that the ability to utilize the Available Amount Basket shall be subject to leverage ratios to be agreed.

Management Fees:	The Borrower is permitted to pay management fees (“Management Fees”) up to an amount to be mutually agreed upon per year, plus any other fees, expenses, and reimbursements provided for in the management agreement among the Borrower and the Sponsor, which agreement shall be reasonably acceptable to the Bank Facility Administrative Agent and may not be amended in a manner materially adverse to the interests of the Senior Lenders without the Bank Facility

Administrative Agent’s consent. Management Fees shall not be permitted to be paid at any time an event of default shall have occurred and is continuing or would immediately thereafter result from the making of such payment, in which case such payment shall accrue and be paid upon the cure or waiver of such event of default; provided, however, that (i) reimbursement and indemnification obligations and (ii) reasonable out-of-pocket expenses of the Sponsor pursuant to any financial advisory, financing, underwriting, or placement agreement or reasonable out-of-pocket expenses of the Sponsor in respect of other investment banking activities, including in connection with permitted acquisitions or divestitures, may be paid.

Financial Covenant:	The following financial covenant (with financial definitions and levels to be mutually agreed (provided, that the definition of Consolidated Adjusted EBITDA shall be consistent with the calculation of such amount set forth in the Sponsor’s bank case financial model delivered to Merrill Lynch on June 11, 2012 (the “Sponsor Model” and other customary addbacks for a Sponsor led transaction) and set forth in the Bank Documentation and a non-cumulative cushion to Consolidated Adjusted EBITDA of 30% used to calculate such covenant for the applicable period from the Sponsor Model), to be applicable to Holdings, the Borrower and its subsidiaries on a consolidated basis and to be tested quarterly commencing after the completion of the first full fiscal quarter following the Closing Date:

A maximum Total Net Leverage Ratio. “Total Net Leverage Ratio” means the ratio of Total Consolidated Indebtedness to Consolidated Adjusted EBITDA (calculated net of unrestricted cash and cash equivalents up to $35.0 million, other than proceeds from Specified Equity Contributions).

For purposes of determining compliance with the financial covenant, a cash equity contribution (other than disqualified capital stock (the definition of which is to be agreed)) in the Borrower after the end of a fiscal quarter and on or prior to the day that is ten business days after the day on which financial statements are required to be delivered for such a fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated Adjusted EBITDA for purposes of determining compliance with the financial covenant for the applicable fiscal quarter and applicable subsequent periods that include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated Adjusted EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be a period of two fiscal quarters in which no Specified Equity Contribution is made and only five Specified Equity Contributions may be made during the term of the Bank Facilities, (b) the amount of any Specified Equity Contribution shall not exceed the amount required to cause the Borrower to be in pro forma compliance with the financial covenant, (c) all Specified Equity Contributions will be disregarded for purposes of determining the availability of any baskets with respect to the covenants contained in the Bank Documentation, (d) the proceeds of each Specified Equity Contribution shall have been contributed to the Borrower as equity other than disqualified capital stock (the definition of which is to be agreed upon) and (e) any debt reduction made with the proceeds of a Specified Equity Contribution shall not count as a debt reduction.

The Loan Documentation will contain a customary standstill provision with regard to the exercise of remedies during the period in which any Specified Equity Contribution may be made.

Events of Default:	Usual and customary for facilities of this type (to be applicable to Holdings, the Borrower and the Guarantors and their respective subsidiaries), limited to the following: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a customary grace period; material inaccuracy of representations and warranties when made or deemed made; violation of other covenants (subject, in the case of certain such covenants, to grace periods no greater than 30 days to be agreed); cross-default and cross-acceleration to other material debt in excess of an amount to be agreed; bankruptcy and insolvency events of Holdings, the Borrower and any material subsidiary thereof (within a 60 day grace period for involuntary events); certain pension events that could reasonably be expected to result in a material adverse effect; material monetary judgments in an amount in excess of an amount to be agreed (to the extent not covered by insurance); actual or asserted invalidity of any material Guarantee or material security interest; and change of control (to include a pre- and post-IPO provision, and to be defined in a manner to be mutually agreed).

Voting:	Amendments and waivers of the Bank Documentation will require the approval of Senior Lenders (the “Required Senior Lenders”) holding more than 50% of the aggregate amount of loans and commitments under the Bank Facilities, except that: (a) the consent of each Senior Lender directly and adversely affected thereby shall be required with respect to (i) increases in commitments of such Senior Lender, (ii) reductions of principal, interest (other than default interest) or fees, and (iii) extensions of scheduled amortization payment, the date for payment of any interest or fees or the final maturity date; (b) the consent of 100% of the Senior Lenders will be required with respect to (i) modifications to any of the voting percentages applicable thereto, and (ii) releases of liens on all or substantially all of the Collateral or all or substantially all of the Guarantees (other than in connection with any sale of Collateral or of the relevant Guarantor permitted by the Bank Documentation); (c) the consent of the Bank Facility Administrative Agent and the applicable Swingline Lender or Issuing Bank will be required to amend, modify or otherwise affect the rights and duties of the Bank Facility Administrative Agent and such Swingline Lender or Issuing Bank, as the case may be and (d) majority class votes will be required where different classes are expressly treated or affected differently with respect to the proposed amendment or waiver.

The Bank Documentation shall contain customary provisions for replacing defaulting lenders (the definition of which is to be substantially consistent with, and in any event no less favorable to the Borrower than, the current LSTA model credit agreement provisions), replacing Senior Lenders claiming increased costs, tax gross ups and similar required indemnity payments, and replacing non-consenting Senior Lenders in connection with amendments and waivers requiring the consent of all relevant Senior Lenders or of all relevant Senior Lenders directly affected thereby so long as relevant Senior Lenders holding at least 50% of the aggregate amount of the loans and commitments under the relevant Bank Facilities have consented thereto.

Yield Protection and Increased Costs:	Usual for facilities and transactions of this type, including customary tax gross-up provisions and Basel III and Dodd-Frank protections.

Defaulting Lenders:	Provisions substantially consistent with, and in any event no less favorable to the Borrower than, the current LSTA model credit agreement provisions addressing the failure of a Senior Lender to fund when required, a Senior Lender becoming the subject of an insolvency event or similar events affecting such Senior Lender’s ability to perform its obligations under the Bank Facilities, including forfeiture of commitment fees and voting rights and ability of the Letter of Credit issuer to request cash collateral.

Assignments and Participations:	The Senior Lenders will be permitted to assign loans and commitments (other than to Disqualified Lenders) with the consent of the Borrower (unless an event of default has occurred and is continuing or such assignment is to a Senior Lender, an affiliate of a Senior Lender or an approved fund, and provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Bank Facility Administrative Agent within ten business days after having received notice thereof) and the Bank Facility Administrative Agent, in each case such consent not to be unreasonably withheld or delayed. Each assignment (except to other Senior Lenders or their affiliates or approved funds) will be in a minimum amount of $1.0 million in the case of the Term Facility and $2.5 million in the case of the Revolving Facility. Consent of each Issuing Bank and Swingline Lender (such consent not to be unreasonably withheld, delayed or conditioned) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit or swingline loans. The Bank Facility Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment other than to an approved fund or involving Bank of America or its affiliates. Except as set forth below, Loans and commitments in respect of the Bank Facilities will not be permitted to be assigned to the Borrower or any of its affiliates.

The Senior Lenders will be permitted to participate loans and commitments without restriction in accordance with applicable law. Voting rights of participants shall be limited to matters set forth under the caption “Voting” above with respect to which the unanimous vote of all Senior Lenders (or all directly and adversely affected Senior Lenders, if the participant is directly and adversely affected) would be required.

Notwithstanding the foregoing, no assignments or participation may be made to Disqualified Lenders (it being understood that the identities of the Disqualified Lenders will be made available to the Senior Lenders) or any other entity or person that is not an eligible assignee (the definition of which to be mutually agreed upon).

In addition, subject to the provisions below, non-pro rata distributions and commitment reductions will be permitted in connection with loan buy-back or similar programs on terms to be mutually agreed.

The Bank Documentation shall provide that

(a) Term Loans and Incremental Term Loans may be purchased and assigned on a non-pro rata basis through (i) open market purchases and/or (ii) Dutch auction or similar procedures to be agreed that are offered to all Senior Lenders on a pro rata basis in accordance with customary procedures to be agreed and subject to customary restrictions to be agreed; and

(b) the Sponsor, the Borrower and any other affiliates of the Borrower shall be eligible assignees of Term Loans and Incremental Term Loans; provided that (i) any such Term Loans or Incremental Term Loans acquired by Holdings, the Borrower or any of their respective subsidiaries shall be cancelled (and be deemed automatically cancelled) promptly upon acquisition thereof, (ii) no loan purchases shall be permitted by Holdings, the Borrower or any of their respective subsidiaries if a default or event of default has occurred and is continuing or would result therefrom, (iii) no proceeds from Revolving Loans shall be used to consummate any such purchases, (iv) an offer to purchase loans by Holdings or a subsidiary shall be made to all Lenders on a pro rata basis (with mechanics to be agreed), (v) with respect to purchases by Holdings or a subsidiary, after giving effect thereto the Borrower would be in pro forma compliance with the financial covenant for the most recent determination period for which financial statements are available (after giving effect to such loan purchase), and (vi) customary no MNPI representation shall be made in connection with purchases by Holdings or its subsidiaries.

Assignments of Term Loans and Incremental Term Loans to the Sponsor and its affiliates (other than Holdings and its subsidiaries) (each, an “Affiliated Lender”) shall be permitted subject to the following limitations:

(i) the amount of Term Loans held by Affiliated Lenders (including, for the avoidance of doubt, Affiliated Debt Fund) immediately following a purchase of Term Loans by an Affiliated Lender shall not exceed 25.0% of the aggregate outstanding amount of Term Loans at such time;

(ii) Affiliated Lenders (A) will not receive information provided solely to Senior Lenders and will not be permitted to attend/participate in Senior Lender meetings and (B) shall not receive advice of counsel to the Senior Lenders or challenge their attorney-client privilege; and

(iii) for purposes of any amendment, waiver or modification of the Bank Documentation or any plan of reorganization that in either case does not require the consent of each affected Senior Lender in relation to pricing or maturity or does not adversely affect such Affiliated Lender in any material respect as compared to other Senior Lenders, Affiliated Lenders will be deemed to have voted in respect of their loans in the same proportion as non-affiliated Senior Lenders voting on such matter; provided, that an Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which any Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (each such entity, an “Affiliated Debt Fund”), will not be subject to such voting limitations and will be entitled to vote as if it was a Senior Lender.

Expenses and Indemnification:	If the Closing Date occurs the Borrower shall pay or reimburse (a) all reasonable, documented and invoiced out-of-pocket expenses of the Bank Facility Administrative Agent, the Bank Facility Lead Arrangers and each Swingline Lender and Issuing Bank (without duplication) associated with the syndication of the Bank Facilities and the preparation, execution, delivery and administration of the Bank Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable, documented and invoiced fees, disbursements and other charges of counsel identified herein, one local counsel in each relevant jurisdiction and counsel otherwise retained with the Borrower’s consent), and (b) all reasonable and documented or invoiced out-of-pocket expenses of the Bank Facility Administrative Agent, the Bank Facility Lead Arrangers, each Swingline Lender and Issuing Bank and the Senior Lenders (including, without limitation, the fees, disbursements and other charges of counsel) in connection with the enforcement of the Bank Documentation.

The Loan Parties will indemnify the Bank Facility Administrative Agent, the Bank Facility Lead Arrangers, each Swingline Lender and Issuing Bank and the Senior Lenders and their respective affiliates, and the officers, directors, employees, affiliates, agents, other representatives and controlling persons of the foregoing and successors of each of the foregoing, and hold them harmless from and against all reasonable, documented and invoiced out-of-pocket costs and expenses (including, without limitation, reasonable, documented and invoiced fees, disbursements and other charges of a single firm of counsel and any local counsel for all indemnitees) and liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Borrower or any of its affiliates, creditors or shareholders) that relate to the Bank Documentation, provided that no indemnified person will be indemnified for any costs, expenses, or liabilities to the extent it (i) has been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence, bad faith or willful misconduct of such indemnified person or any of the officers or employees of any of the foregoing or (B) a material breach in bad faith of the obligations of any such indemnified person or any of such indemnified person’s affiliates under the Bank Documentation or (ii) relates to any Proceeding solely between or among indemnified persons other than (A) claims against the Initial Lenders or their respective affiliates, in each case in their capacity or in fulfilling their role as the agent or arranger or any other similar role under the Loan Documentation (excluding their role as a Senior Lender) to the extent such persons are otherwise entitled to indemnification hereunder and (B) claims arising out of any act or omission on the part of you, the Borrower or your or its respective subsidiaries.

Governing Law and Forum:	New York.

Counsel to Bank Facility Administrative Agent and Bank Facility Lead Arrangers:	Cahill Gordon & Reindel LLP.

ANNEX I

Interest Rates:	The interest rates under the Bank Facilities will be as follows:

Term Facility:

At the option of the Borrower, Adjusted LIBOR plus the Applicable Margin or ABR plus the Applicable Margin.

Revolving Facility:

At the option of the Borrower, Adjusted LIBOR plus the Applicable Margin or ABR plus the Applicable Margin.

As used herein:

“Adjusted LIBOR” means the London interbank offered rate, adjusted for statutory reserve requirements; provided that, with respect to the Term Facility, “Adjusted LIBOR” shall be no less than 1.25% per annum.

“ABR” means the highest of (a) the prime rate announced or publicly established by the Bank Facility Administrative Agent in the United States for U.S. dollar loans from time to time, changing effective on the date of announcement of said corporate base rate changes, (b) the Federal Funds Rate plus 0.50% per annum and (c) one-month Adjusted LIBOR plus 1.00% per annum. The prime rate is not necessarily the lowest rate charged by the Bank Facility Administrative Agent to its customers.

“Applicable Margin” means: (a) with respect to the Revolving Facility, (i) 4.25% per annum, in the case of ABR loans, and (ii) 5.25% per annum, in the case of Adjusted LIBOR loans, and (b) with respect to the Term Facility, (i) 4.25% per annum, in the case of ABR loans, and (ii) 5.25% per annum, in the case of Adjusted LIBOR loans.

Adjusted LIBOR borrowings may be made for interest periods of 1, 2, 3 or 6 (or, if agreed to by all applicable Senior Lenders, 9 or 12) months or a shorter period as may be agreed, as selected by the Borrower.

Interest on loans and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of actual number of days elapsed), provided that interest on ABR loans, when based on the Bank Facility Administrative Agent’s prime rate, will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year), in each case calculated on the basis of the actual number of days elapsed. Interest will be payable on Adjusted LIBOR loans on the last day of the applicable interest period (and at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on ABR loans quarterly and upon prepayment.

Default Rate:	Upon and during the continuance of (i) any payment or bankruptcy event of default or (ii) at the election of the Required Senior Lender, any other event of default, with respect to principal, the applicable interest rate plus 2.00% per annum and, with respect to any other amount, the interest rate applicable to ABR loans plus 2.00% per annum.

Letter of Credit Fees:	A per annum fee equal to the applicable spread over Adjusted LIBOR under the Revolving Facility in effect from time to time will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon termination of the Revolving Facility. Such fees shall be distributed to the applicable Revolving Lenders pro rata in accordance with their commitments under the Revolving Facility. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee to be agreed upon on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon termination of the Revolving Facility, and (b) the Issuing Bank’s customary issuance and administration fees.

Commitment Fee:	A commitment fee of 0.50% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears.

CONFIDENTIAL	EXHIBIT C

Project Legend

$250.0 Million Senior Unsecured Bridge Facility

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached or the other Exhibits to the Commitment Letter.

Borrower:	Acquisition Corp. prior to the Acquisition, and upon consummation of the Acquisition, the Company (the “Borrower”).

Lead Arrangers and Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBCCM (the “Bridge Facility Lead Arrangers”).

Administrative Agent:	Bank of America, N.A. will act as sole administrative agent (in such capacity, the “Bridge Facility Administrative Agent”) for the Bridge Lenders.

Transactions:	As described in the Commitment Letter.

Lenders:	Bank of America, N.A. and Royal Bank of Canada (or one of their respective affiliates) and a syndicate of financial institutions and other lenders (the “Bridge Lenders”) arranged by the Bridge Facility Lead Arrangers.

Bridge Facility:	The Bridge Lenders will make senior unsecured increasing rate loans (the “Initial Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $250.0 million less the aggregate amount of Senior Notes issued on or prior to the Closing Date (and/or securities issued in lieu thereof).

Purpose:	The proceeds of the Initial Bridge Loans, together with the proceeds of the Senior Notes or other securities issued in lieu thereof (if any) and the Equity Contribution, will be used to finance the repayment of certain existing indebtedness of the Company and its subsidiaries, to pay the consideration in connection with the Acquisition and to pay for Transaction Costs.

Availability:	The full amount of the Bridge Facility must be drawn in a single drawing concurrently with the consummation of the Acquisition. Amounts repaid or prepaid under the Bridge Facility may not be reborrowed.

Guarantees:	The Initial Bridge Loans will be jointly and severally guaranteed by each Guarantor (as defined in Exhibit B to the Commitment Letter) on a senior unsecured basis (such guarantees, the “Bridge Guarantees” and, together with the Bank Guarantees, the “Guarantees”). The Bridge Guarantees will rank pari passu in right of payment with guarantees of the Bank Facilities.

Security:	None.

Maturity:	The Initial Bridge Loans will have an initial maturity date that is the one-year anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), which shall be extended as provided below. If any of the Initial Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date, such Initial Bridge Loans shall, subject to the “Conditions to Extension” set forth in Annex I hereto, automatically be extended into senior unsecured term loans (each an “Extended Term Loan”) due on the date that is eight years after the Closing Date (the “Extended Maturity Date”) having the terms set forth on Annex I hereto. The date on which Initial Bridge Loans are extended as Extended Term Loans is referred to as the “Extension Date.” At any time or from time to time after the Extension Date, at the option of the Bridge Lenders, the Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II hereto; provided that the Borrower may defer the first issuance of Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $50.0 million in aggregate principal amount of Exchange Notes.

The Initial Bridge Loans, the Extended Term Loans and the Exchange Notes shall be pari passu for all purposes.

In connection with any Bridge Lender’s exchange of Initial Bridge Loans for Exchange Notes, or at any time prior thereto, if requested by any Bridge Lender that is an Initial Lender (each, an “Initial Bridge Lender”), the Borrower shall (i) deliver to the Bridge Lender that is receiving Exchange Notes, and to such other Bridge Lenders as such Initial Bridge Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Exchange Notes by such Bridge Lenders, in such form and substance as reasonably acceptable to the Borrower and such Initial Bridge Lender, and keep such offering memorandum updated in a manner as would meet the requirements of a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A securities purchase agreements (including customary indemnification provisions), (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Initial Bridge Lender and such certificates as such Initial Bridge Lender may request as would be customary in Rule 144A offerings and otherwise in form and substance reasonably satisfactory to the Initial Bridge Lender and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by such Initial Bridge Lender in connection with issuances or resales of Exchange Notes, including providing such information regarding the business and operations of Holdings and its subsidiaries as is reasonably requested by any prospective holder of Exchange Notes and customarily provided in due diligence investigations in connection with purchases or resales of securities.

Interest Rates:

Prior to the Initial Bridge Loan Maturity Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to Adjusted LIBOR (as defined below), plus 8.75% (the “Initial Margin”). The Initial Margin will increase by an additional 50 basis points on the date that is three months after the Closing Date and a further additional 50 basis points for each additional three-month period thereafter; provided that at no time shall the interest rate in effect on the Initial Bridge Loans exceed the Total Cap (as defined in the Fee Letter) (excluding interest at the

Default Rate as described below).

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

“Adjusted LIBOR” on any date, means the greater of (i) 1.25% and (ii) the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for a three-month (or six-month, in the case of Extended Term Loans) period appearing on the LIBOR01 Page published by Reuters two business days prior to such date, as set at the beginning of each applicable interest period.

Interest will be payable (or shall accrue) in arrears, (a) for the Initial Bridge Loans, at the end of each successive three-month period following the Closing Date and on the Initial Bridge Loan Maturity Date, and (b) for the Extended Term Loans, semi-annually, commencing on the date that is six months after the Initial Bridge Loan Maturity Date and on the final maturity date thereof.

Default Rate:	Upon and during the continuance of (i) any payment or bankruptcy event of default or (ii) at the election of the Required Bridge Lenders, any other event of default, with respect to principal, the applicable interest rate plus 2.00% per annum and, with respect to any other amount, the interest rate applicable to the Initial Bridge Loans plus 2.00% per annum.

Mandatory Prepayment:	The Borrower will be required to prepay the Initial Bridge Loans on a pro rata basis at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with (i) the net cash proceeds from the issuance of the Securities (as defined in the Fee Letter); (ii) the net cash proceeds from the issuance of any Refinancing Debt (to be defined in a mutually acceptable manner) by the Borrower or any of its subsidiaries; (iii) the net cash proceeds from the issuance of equity of, or contributions to, Holdings and its subsidiaries (subject to exceptions to be agreed, including, without limitation, equity issued to any Investor); and (iv) the net cash proceeds from any non-ordinary course asset sales or dispositions by the Borrower or any Guarantor and insurance, casualty and condemnation proceeds in excess of an amount to be agreed and subject to the right of the Borrower to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter, in the case of any such prepayments pursuant to the foregoing clause (iv) above with exceptions and baskets as are usual and customary for financings of this type to be set forth in the Bridge Documentation and subject to Documentation Considerations. The Borrower’s obligation to prepay Bridge Loans and purchase Exchange Notes shall be deemed to be satisfied with respect to clause (iv) above on a dollar-for-dollar basis to the extent of amounts applied to repay loans under (i) the Term Facility or (ii) the Revolving Facility to the extent accompanied by a permanent reduction in commitments thereunder.

The Borrower will also be required to offer to prepay the Initial Bridge Loans following the occurrence of a change of control (to be defined in the Bridge Documentation subject to Documentation Considerations) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment.

Optional Prepayment:	The Initial Bridge Loans may be prepaid at any time, in whole or in part, at par plus accrued and unpaid interest to the date of prepayment but without premium or penalty, subject to reimbursement of the Bridge Lenders’ breakage costs, upon not less than three business days’ prior written notice, at the option of the Borrower.

Documentation:	The definitive documentation for the Bridge Facility shall be reasonably satisfactory to the Bridge Facility Administrative

Agent and shall contain the terms set forth in this Exhibit C and, to the extent any terms are not expressly set forth in this Exhibit C, will be negotiated in good faith and shall contain such other terms as the Borrower and the Bridge Facility Lead Arrangers shall reasonably agree so as to reflect the operational requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, industry, business, business practices and operations (collectively, the “Documentation Considerations”); it being understood and agreed that notwithstanding anything to the contrary in the Commitment Letter or in any Term Sheet, (i) there shall not be any conditions to the funding of the Bridge Facility on the Closing Date other than as set forth in Section 5 of the Commitment Letter, (ii) the definitive credit documentation for the Bridge Facility will be customary for bridge facilities of this type and contain high yield covenants, events of default, financial definitions and other provisions consistent with recent similar financings entered into by affiliates of the Sponsor modified to fully reflect the terms of the Transactions, current market conditions and differences related to the Company and its business (including the consolidated results of operations of the Company at that time), with such basket sizes, exceptions and other modifications thereto as shall be reasonably agreed between the Borrower and the Bridge Facility Lead Arrangers subject to the Documentation Considerations and consistent with recent similar financings (the “Bridge Documentation” and, together with the Bank Documentation, the “Loan Documents”).

Conditions Precedent to Borrowing:	Under the Bridge Documentation, the availability of the borrowing under the Bridge Facility on the Closing Date shall only be subject to the Specified Conditions set forth in Section 5 of the Commitment Letter.

Representations and Warranties:	The Bridge Documentation will contain representations and warranties as are substantially similar to those in the Bank Documentation with modifications usual and customary to reflect differences in documentation and that the Bridge Facility is unsecured.

Covenants:	The Bridge Documentation will contain such affirmative and negative covenants applicable to Holdings and its subsidiaries as are customary for similar bridge facilities, which covenants will be incurrence based covenants, but in any event less restrictive than those in the Bank Documentation and to contain, among other exceptions, the exceptions to the negative covenants described in Exhibit B.

Prior to the Initial Bridge Loan Maturity Date, the debt and lien incurrence, asset sale and restricted payment covenants of the Initial Bridge Loans shall be more restrictive than those of the Bank Facilities.

Financial Covenants:	None.

Events of Default:	Usual and customary for facilities of this type (to be applicable to Holdings, the Borrower and the Guarantors and their respective subsidiaries and subject to materiality thresholds, baskets, grace periods and other exceptions and qualifications to be agreed), limited to the following: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a customary grace period; material inaccuracy of representations and warranties when made or deemed made; violation of other covenants (subject, in the case of certain such covenants, to grace periods no greater than 30 days to be agreed); cross default and cross acceleration to other material debt greater than an amount to be mutually agreed upon; bankruptcy and insolvency events of Holdings, the Borrower and any material subsidiary thereof; certain pension events; material judgments greater than an amount to be mutually agreed upon; and actual or asserted invalidity of any material Guarantee or material security interest.

Cost and Yield Protection:	The Bridge Documentation will include customary tax gross-up, cost and yield protection provisions.

Assignments and Participation:	The Bridge Lenders will have the right to assign all or, subject to minimum amounts to be agreed, a portion of their Initial Bridge Loans after the Closing Date without the consent of the Borrower; provided, however, that prior to the Initial Bridge Loan Maturity Date, unless a Demand Failure Event (as defined in the Fee Letter) or an event of default has occurred and is at such time continuing, the consent of the Borrower shall be required with respect to any such assignment if, subsequent thereto, the Initial Bridge Lenders would hold, in the aggregate, less than 51% of the outstanding Initial Bridge Loans.

The Bridge Lenders will be permitted to participate Initial Bridge Loans without restriction. Voting rights of participants shall be limited to matters set forth under the caption “Voting” below with respect to which the unanimous vote of all Bridge Lenders (or all directly and adversely affected Bridge Lenders, if the participant is directly and adversely affected) would be required.

Notwithstanding the foregoing, no assignments or participations may be made to Disqualified Lenders (it being understood that the identities of the Disqualified Lenders will be made available to the Bridge Lenders).

Voting:	Amendments and waivers of the Bridge Documentation will require the approval of Bridge Lenders (the “Required Bridge Lenders”) holding more than 50% of the aggregate amount of loans under the Bridge Facility, except that: (a) the consent of each Bridge Lender directly and adversely affected thereby shall be required with respect to (i) increases in commitments of such Bridge Lender, (ii) reductions of principal, interest (other than default interest) or fees, and (iii) extensions of scheduled amortization or final maturity; (b) the consent of 100% of the Bridge Lenders will be required with respect to (i) modifications to any of the voting percentages applicable thereto or changes to conversion or extension mechanics, and (ii) releases of liens on all or substantially all of the Collateral or all or substantially all of the Guarantees (other than in connection with any sale of the relevant Guarantor permitted by the Bridge Documentation); and (c) the consent of the Bridge Facility Administrative Agent will be required to amend, modify or otherwise affect the rights and duties of the Bridge Facility Administrative Agent.

Expenses and Indemnification:	Substantially similar to the Bank Facilities.

Governing Law and Forum:	New York.

Counsel to Bridge Facility Administrative Agent and Bridge Facility Lead Arrangers:	Cahill Gordon & Reindel LLP.

ANNEX I

Extended Term Loans

Maturity:	The Extended Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Extended Term Loans will bear interest at an interest rate per annum (the “Extended Term Loan Interest Rate”) equal to the Total Cap.

Interest shall be payable in arrears semi-annually commencing on date that is six months following the Initial Bridge Loan Maturity Date and ending on the maturity date of the Extended Term Loans, computed on the basis of a 360-day year.

Default Rate:	Upon and during the continuance of (i) any payment or bankruptcy event of default or (ii) at the election of the Required Bridge Lenders, any other event of default, with respect to principal, the applicable interest rate plus 2.00% per annum and, with respect to any other amount, the interest rate applicable to the Extended Term Loans plus 2.00% per annum.

Guarantees:	Same as the Initial Bridge Loans.

Security:	None.

Covenants, Defaults and Offers to Repurchase:	Upon and after the Extension Date, the covenants, offers to repurchase and defaults that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the Bridge Documentation.

Optional Prepayment:	The Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than one business days’ prior written notice, at the option of the Borrower at any time.

Conditions to Extension:	The ability of the Borrower to extend any Bridge Loans into Extended Term Loans is subject to the following conditions being satisfied: (i) there shall exist no payment or bankruptcy default; and (ii) the Exchange Fee (as defined in the Fee Letter) shall have been paid in full.

ANNEX II

Exchange Notes

Issuer:	The Borrower, in its capacity as the issuer of the Exchange Notes, is referred to as the “Issuer.”

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Extension Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan which it thereafter evidences. In the case of a partial exchange, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes will be $50 million.

Maturity:	The Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Total Cap.

Guarantees:	Same as the Initial Bridge Loans and the Extended Term Loans.

Security:	None.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase with a portion of the net cash proceeds from any non-ordinary course asset sales or dispositions by the Borrower or any Guarantor or their respective subsidiaries in excess of amounts either reinvested in the business of the Borrower or its subsidiaries or required to be paid to the lenders under the Bank Facilities, with such proceeds being applied to the Extended Term Loans, the Exchange Notes and the Senior Notes in a manner to be agreed, subject to other customary exceptions and baskets to be agreed and in any event not less favorable to the Borrower than those applicable to the Bridge Facility.

Offer to Purchase upon Change of Control:	The Issuer will be required to make an offer to repurchase the Exchange Notes following the occurrence of a change of control at a price in cash equal to 101% (or 100% in the case of Exchange Notes held by the Commitment Parties or their respective affiliates other than Asset Management Affiliates or with respect to Repurchased Securities (as defined below) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase, unless the Issuer shall redeem such Exchange Notes pursuant to the “Optional Redemption” section below.

Optional Redemption:

In the case of Exchange Notes held by an Initial Bridge Lender or any affiliate of any Initial Lender (other than bona fide investment funds and entities that manage assets on behalf of unaffiliated third-parties (the “Asset Management Affiliates”) and excluding Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities (“Repurchased Securities”)), the Issuer may redeem such Exchange Notes in whole or in part at par plus accrued and unpaid interest at any time after the issuance thereof. Exchange Notes held by any party that is not an Initial Bridge Lender and is not affiliated with any Initial Bridge Lender (other than Asset Management Affiliates and other than with respect to Repurchased Securities) will be redeemable prior to the third anniversary of the Closing Date at a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable U.S. Treasury securities plus 50 basis points. Thereafter, the Exchange Notes will be redeemable at the option of the Issuer at a premium equal to 75% of the coupon on the Exchange Notes, declining ratably to par on the date which is two years prior to the maturity date thereof.

In addition, Exchange Notes will be redeemable at the option of the Issuer prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of Holdings that are contributed to the Issuer at a premium equal to the coupon on the Exchange Notes; provided that after giving effect to such redemption at least 65% of the aggregate principal amount of Exchange Notes originally issued shall remain outstanding.

Defeasance and Discharge Provisions:	Customary for similar high yield debt securities.

Modification:	Customary for similar high yield debt securities.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties.

Covenants:	Customary for similar high yield debt securities.

Events of Default:	Customary for similar high yield debt securities.

Governing Law and Forum:	New York.

CONFIDENTIAL	EXHIBIT D

Project Legend

$500.0 Million Senior Secured Bank Facilities

$250.0 Million Senior Unsecured Bridge Facility

Summary of Principal Terms and Conditions

Capitalized terms used in this Exhibit D shall have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

The initial borrowings under the Credit Facilities shall be subject to the following conditions precedent (subject in all respects to the Certain Funds Provisions):

1. Execution of Bridge Documentation and Bank Documentation consistent with the applicable Term Sheets, the Commitment Letter and the market flex provision of the Fee Letter and subject to the Certain Funds Provisions (including, without limitation, the Guarantees and Collateral to the extent required by the Commitment Letter and Term Sheets) and mutually acceptable to the Borrower and Initial Lenders shall have been executed and delivered to the applicable Administrative Agent.

2. The Merger shall have been consummated, or substantially simultaneously with the initial borrowing under the Credit Facilities shall be consummated, in all material respects in accordance with the Acquisition Agreement (and no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned)) (it being understood that (x) any modification, amendment, consent, waiver or determination in respect of the definition of Company Material Adverse Effect shall be deemed to be material and adverse to the interests of the Lenders and (y) any reduction in the purchase price of not greater than 10% shall not be deemed material and adverse so long as such amount is allocated (i) 38.5% to the Equity Contribution, and (ii) 61.5% to the Term Facility). The Lead Arrangers hereby acknowledge that they are satisfied with the Acquisition Agreement.

3. The Equity Contribution shall have been consummated, or substantially simultaneously with the initial borrowing under the Credit Facilities, shall be consummated.

4. The Bank Facility Administrative Agent shall have received subject to the Certain Funds Provision, all documents and instruments required to create and perfect the Bank Facility Administrative Agent’s security interest in the Collateral. Each Administrative Agent shall have received (a) a reasonably satisfactory certificate attesting to the solvency of the Holdings and its subsidiaries on the Closing Date on a consolidated basis after giving effect to the Transactions from the chief financial officer or another senior financial or accounting officer of the Borrower or the Company, and (b) such legal opinions, documents and other instruments as are customary for transactions of this type (including corporate documents and officers’ and public officials’ certifications, customary evidence of authority and customary lien and judgment searches and evidence of insurance).

5. The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that are reasonably requested by the Lenders no later than five business days prior to the Closing Date under the applicable “know-your-customer” rules and regulations, including the PATRIOT Act, in each case at least three business days prior to the Closing Date.

6. With respect to the Bank Facilities, the Bank Facilities Lead Arrangers (a) shall have received, no later than the date one day prior to the start of the Bank Marketing Period (as defined below), the Confidential Information Memorandum relating to the Bank Facilities, and (y) shall have been provided with a period of at least 15 consecutive business days ending on the business day immediately prior to the Closing Date (the “Bank Marketing Period”) to syndicate the Bank Facilities; provided, that (i) any day from and including July 2, 2012 through and including July 6, 2012, as well as November 21, 2012 and November 23, 2012, shall not be considered business days, (ii) if such period has not ended prior to August 17, 2012, such period shall be deemed not to have commenced until September 4, 2012, and (iii) if such period has not ended prior to December 17, 2012, such period shall be deemed not have commenced until January 2, 2013. If you shall in good faith reasonably believe that you have delivered such Confidential Information Memorandum, you may deliver to the Bank Facilities Lead Arrangers written notice to that effect (stating when you believe you have completed such delivery), in which case you shall be deemed to have delivered such Confidential Information Memorandum on the date specified in such notice and the Bank Marketing Period shall be deemed to have commenced on the date specified in such notice, unless the Bank Facilities Lead Arrangers in good faith reasonably believe that you have not completed delivery of the Confidential Information Memorandum and, within three business days after the receipt of such notice from you, the Bank Facilities Lead Arrangers deliver a written notice to you to that effect (stating with specificity which information is required to complete the Confidential Information Memorandum).

7. With respect to the Bridge Facility, (a) the Borrower shall have engaged one or more Investment Banks (as defined in the Fee Letter) and shall have provided the Investment Banks with (i) an offering memorandum relating to offering of the Senior Notes in a form customary for offerings of high yield debt securities under Rule 144A and including all information (including all financial and pro forma financial information required by Regulation S-X under the Securities Act) to be included in any offering memorandum or other disclosure document as would be customary in an offering of high yield debt securities under Rule 144A; provided that this condition shall be deemed satisfied if such preliminary offering memorandum excludes the “description of notes” and other information or sections that would customarily be provided by the Investment Banks or their counsel, and such other data that would enable the Investment Banks, among other things, to obtain customary comfort letters from the Borrower and the Company’s independent public accountants (all such information so furnished being the “Required Notes Marketing Information”), and supplements and final versions of such offering document and (ii) drafts of customary comfort letters (including negative assurance comfort) by auditors of the Borrower and the Company which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings under Rule 144A and (b) the Investment Banks shall have been afforded a period of at least 15 consecutive business days (excluding weekends, holidays and as set forth below) immediately prior to the Closing Date following the delivery of the Required Notes Marketing Information to seek to offer and sell or privately place the Senior Notes with qualified purchasers thereof (the “Minimum Notes Marketing Period”); provided, that (i) any day from and including July 2, 2012 through and including July 6, 2012, as well as November 21, 2012 and November 23, 2012, shall not be considered business days (ii) if such period has not ended prior to August 17, 2012, such period shall be deemed not to have commenced until September 4, 2012 and (iii) if such period has not ended prior to December 17, 2012, such period shall be deemed not have commenced until January 2, 2013. If you shall in good faith reasonably believe that you have delivered the Required Notes Marketing Information, you may deliver to the Bridge Facility Lead Arrangers written notice to that effect (stating when you believe you have completed such delivery), in which case you shall be deemed to have delivered such Required Notes Marketing Information on the date specified in such notice and the Minimum Notes Marketing Period shall be deemed to have commenced on the date specified in such notice, unless the Bridge Facilities Lead Arrangers in good faith reasonably believe that you have not completed delivery of such Required Notes Marketing Information and, within three business days after the receipt of such notice from you, the Bridge Facilities Lead Arrangers deliver a written notice to you to that effect (stating with specificity which Required Notes Marketing Information has not been delivered).

8. The Commitment Parties shall have received (a) audited consolidated balance sheets of the Company and related statements of operations, equity and cash flows of the Company for the three most recently completed fiscal years ended at least ninety (90) days before the Closing Date, (b) unaudited consolidated balance sheets and related statements of operations, equity and cash flows of the Company for each subsequent fiscal quarter after December 31, 2011 ended at least forty-five (45) days before the Closing Date (in the case of this clause (b), without footnotes) and (c) pro forma financial statements of the Company after giving effect to the Transactions for each of the Company’s latest fiscal year and the last four quarter period ended at least forty-five days prior to the Closing Date.

9. After giving effect to the Transactions, the Borrower and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Credit Facilities or the Senior Notes, (b) indebtedness described in the Acquisition Agreement other than indebtedness specifically contemplated to be refinanced in connection with the Transactions, (c) any amounts recorded as capital leases, purchase money indebtedness, or intercompany indebtedness on the balance sheet of the Borrower or any of its subsidiaries, (d) the Deferred Acquisition Payments, (e) the India Loan Facility, and (f) other indebtedness in amounts to be mutually agreed upon.